Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the IBM Executive Deferred Compensation Plan, of our report dated February 22, 2005, included in the Current Report (Form 8-K) of International Business Machines Corporation dated June 13, 2006, with respect to the statements of assets and liabilities and statements of revenues and expenses of the Business Consulting Services Reporting Unit of International Business Machines Corporation as of December 31, 2004 and for the years ended December 31, 2004 and 2003 (not included therein).

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York
October 31, 2006